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                                                                  Exhibit (b)(1)



                                                                    5 March 1998

ASK asa
K.G. Meldahlsvei 9
N-1602 Fredrikstad
Norway
Attn: Mr. Ole J. Fredriksen
President

Dear Sirs,

Re:   Project Safari

You have advised us that: (a) ASK asa ("ASK") and a direct or indirect subsidiary of ASK ("Merger Sub") intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Proxima Corporation, a Delaware corporation ("Proxima"); (b) pursuant to the Merger Agreement, Merger Sub will commence a tender offer (the "Offer") to purchase up to 100% of the outstanding shares (the "Shares") of common stock, par value $.001 per share, of Proxima at a price of up to $11 per Share, net to the seller in cash; (c) the Offer will be subject to a number of conditions, including the condition that, at the time the Offer expires, not less than a majority of the Shares shall have been validly tendered and not subsequently withdrawn; (d) if Merger Sub has consummated the Offer, Merger Sub will vote all those Shares owned by Merger Sub so as to cause a merger (the "Merger") of Merger Sub with and into Proxima; and (e) in the Merger, all outstanding Shares (other than Shares held in treasury by Proxima, Shares owned by ASK and its subsidiaries and Shares the holders of which have perfected appraisal rights under the Delaware General Corporation Law) will cease to be outstanding and automatically will be converted into the right to receive cash. Based on the foregoing and subject to the terms and conditions set forth below, Bankers Trust International PLC ("BTI") is pleased to provide its commitment that BTI and/or its affiliates (together, "Bankers Trust") will arrange and/or provide a senior credit facility of up to $70,000,000 (the "Facility"), on the terms set forth in this letter and on the attached term sheet.

BTI's commitment to provide the Facility is subject to the accuracy and completeness of the financial and other information provided to Bankers Trust by ASK regarding ASK, its subsidiaries and Proxima. ASK and its subsidiaries, before and after the consummation of the Offer and the Merger, are sometimes collectively referred to as the "Group".
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BTI's commitment to provide the Facility is subject to the following conditions:

            o execution of the Merger Agreement in substantially the form previously furnished to Bankers Trust, with such revisions as Bankers Trust may approve;

            o completion and execution of mutually satisfactory documentation for the Facility and related documents, and the satisfaction of the conditions contained therein and in the Merger Agreement;

            o no material adverse change in the business, assets, condition (financial or otherwise) or prospects of the Company, the Target or the Group as a whole; and

            o satisfaction of the conditions described in the attached term sheet.

Without limitation of the foregoing, Bankers Trust will require that the price of the Offer not exceed $11 per Share, that the Offer and the Merger be carried out in accordance with the Merger Agreement and that no amendment or waiver thereof will be agreed by or on behalf of ASK without our prior written consent in each instance. Any such amendment or waiver without our consent may be the basis for a decision on our part not to provide the Facility.

Bankers Trust reserves the right prior to or after execution of the definitive documentation relating to the Facility to syndicate all or part of its commitment to one or more financial institutions pursuant to a syndication to be managed by Bankers Trust. You agree to assist Bankers Trust in achieving a syndication that is satisfactory to Bankers Trust and you.

This letter is for your benefit and may not be relied upon by any other person or entity. Bankers Trust shall not be responsible or liable to you or any other person for indirect, special or consequential damages which may be alleged as a result of this letter.

Bankers Trust reserves the right to employ the services of its affiliates in providing the services contemplated by this letter and the attached term sheet and to allocate, in whole or in part, to such affiliates certain fees payable to Bankers Trust in such manner as Bankers Trust and its affiliates may agree in their sole discretion. You acknowledge that Bankers Trust may share with any of its affiliates, and such affiliates may share with Bankers Trust, any information relating to the Company, the Target and their respective subsidiaries and affiliates (including, without limitation, any non-public customer information regarding the creditworthiness of the Company and its affiliates and subsidiaries).

In consideration of the offer made in this letter and the attached term sheet, you agree (whether or not definitive agreements are entered into) to:

(i) indemnify Bankers Trust on demand against all reasonable costs and expenses (including reasonable legal fees and other out of pocket expenses and value added tax thereon) incurred by Bankers Trust in connection with the negotiation, preparation,


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      execution and completion of all documentation relating to the Transaction
      (including, without limitation, the Facility) and matters incidental thereto; and

(ii) indemnify and hold harmless Bankers Trust on demand for its own account and as trustee for each of its affiliates and its affiliates<0- 32> directors, officers, employees and advisors from and against any and all losses, claims, damages, liabilities and expenses (including all reasonable fees and disbursements of any such person and such person<0-32>s counsel and all of such person<0- 32>s reasonable travel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom, but excluding, however, any such loss, claim, damage, liability or expense resulting from (i) Bankers Trust's breach of this commitment, (ii) Bankers Trust's gross negligence or willful misconduct, or (iii) the inaccuracy or incompleteness of any information furnished by Bankers Trust for use by
      ASK) to which any such person may become subject insofar as the same arises out of or in any way relates to or results from the proposed Transaction, this letter and/or the attached term sheet or the disclosure of this letter and/or the attached term sheet by you to any third party whether with or without Bankers Trust's agreement.

This letter and the attached term sheet are confidential and shall not, without Bankers Trust's prior written consent, be disclosed by you to any person other than ASK's accountants, lawyers and other advisers and Proxima's Board of Directors and legal and financial advisers, and then only on a confidential basis and in connection with the transactions contemplated by this letter and the attached term sheet.

The offer in this letter and the attached term sheet will cease to be effective on the earlier of May 7, 1998 or the date any definitive documentation for the Facility is executed and delivered, although your obligations under this letter shall continue to be effective after such date. This letter shall in any event not be effective until the attached copy has been signed and returned to us by you together with the attached fee letter and the fee specified therein as payable on the date of your countersigning of this letter. The offer in this letter and the attached term sheet shall cease to be effective if the Offer is not commenced on or before March 18, 1998 or if such signed copy, payment and fee letter are not received by us by the earlier of March 18, 1998 or the commencement of the Offer.

This letter may be executed in counterparts and shall be governed by and construed in accordance with the laws of England.


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Please confirm your agreement to the terms and conditions set out above by signing and returning the attached copy of this letter.

                              Yours sincerely,


                              /s/ James H. Courtenay
                              ---------------------------
                              for and on behalf of
                              Bankers Trust International PLC

ASK asa hereby agrees to the terms and conditions set out above.


/s/ Ole J. Fredriksen
--------------------------
By: Ole J. Fredriksen
Title: President
Date: March 6, 1998


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                                 PROJECT SAFARI

                         Summary of Terms and Conditions
               for Loan Facilities to Acquire Proxima Corporation

      The terms set forth in this term sheet are subject in their entirety to the terms of the letter dated 5 March, 1998 to which this term sheet is attached (the "Commitment Letter").

A.    SENIOR TERM LOAN

Borrower:                                 ASK asa, or a wholly-owned subsidiary
                                          established to effectuate the Offer
                                          and the Merger (the "Borrower").

Arranger:                                 Bankers Trust International PLC.

Agent:                                    Bankers Trust Company.

Senior Banks:                             Bankers Trust Company and any banks or
                                          financial institutions acceptable to
                                          the Arranger (the "Senior Banks").

Majority Senior Banks:                    Senior Banks whose Senior Term Loan
                                          commitments/participations exceed
                                          66-2/3% of the total
                                          commitments/participations.

Amount:                                   $70,000,000.

Type:                                     Senior term loan.

Final Maturity:                           31 March 2001.

Purpose: The proceeds of the Senior Term Loan will be applied towards: (i) the cash consideration for the Offer and the Merger; and (ii)


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                                          fees and other expenses incurred by
                                          the Borrower in connection with the
                                          Transaction, in amounts agreed in
                                          advance between the Borrower and the
                                          Arranger.

Availability:                             The Senior Term Loan will be available
                                          by way of (i) a cash advance to
                                          effectuate the consummation of the
                                          Offer (provided that at least the
                                          first $14,000,000 of the purchase
                                          price required for the consummation of
                                          the Offer is paid for from the cash
                                          balances of ASK asa), and (ii) a cash
                                          advance to effectuate the consummation
                                          of the Merger.

Interest:                                 LIBOR for 1, 3 or 6 month periods
                                          selected in advance by the Borrower
                                          (or such other periods as may be
                                          agreed) plus the Margin. Interest is
                                          to be paid on the last day of each
                                          interest period provided that if an
                                          interest period is longer than 3
                                          months, interest is to be paid
                                          quarterly.

Margin:                                   If Total Debt is:

                                          $60,000,000 or greater: 1.75%
                                          $50,000,000 or greater, but less than
                                          $60,000,000: 1.50%

                                          $40,000,000 or greater, but less than
                                          $50,000,000: 1.25%

                                          $30,000,000 or greater, but less than
                                          $40,000,000: 1.00%

                                          less than $30,000,000: 0.75%


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Voluntary Prepayment:                     At any time in whole or in part (but
                                          if in part in a minimum amount of
                                          $1,000,000 and an integral multiple of
                                          $1,000,000) on 5 business days' notice
                                          without penalty but subject to payment
                                          of broken funding costs if the
                                          prepayment is not made on the last day
                                          of an interest period. Amounts prepaid
                                          may not be reborrowed.

Mandatory Prepayment:                     Prepayment of the Senior Term Loan
                                          will be mandatory in the following
                                          circumstances:

                                          (a)    in full, upon a change of
                                                 control or sale of
                                                 substantially all of the
                                                 business/assets of the Target
                                                 or ASK asa;

                                          (b)    if Total Debt is greater than
                                                 $45,000,000, in part, from the
                                                 net proceeds of disposal of
                                                 assets out of the ordinary
                                                 course of business of the
                                                 Target or ASK asa not utilized
                                                 within 6 months to reinvest in
                                                 new or like assets; provided
                                                 that the net proceeds of any
                                                 disposal or series of related
                                                 disposals equal to $5,000,000
                                                 or more must be prepaid
                                                 promptly: if Total Debt is less
                                                 than or equal to $45,000,000,
                                                 in part, from the net proceeds
                                                 of disposal of assets out of
                                                 the ordinary course of business
                                                 of the


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                                                 Target or ASK asa not utilized
                                                 within 12 months to reinvest in
                                                 new or like assets;

                                          (c)    if Total Debt is greater than
                                                 $45,000,000, in part, from the
                                                 net proceeds of insurance
                                                 claims not utilized to reinvest
                                                 in new or like assets within 6
                                                 months. If Total Debt is less
                                                 than or equal to $45,000,000,
                                                 in part, from the net proceeds
                                                 of insurance claims not
                                                 utilized to reinvest in new or
                                                 like assets within 12 months;
                                                 and

                                          (d)    in part, from the first
                                                 $25,000,000 of the net proceeds
                                                 of any share placement(s) by
                                                 ASK asa; provided that after
                                                 the first $25,000,000 has been
                                                 applied to prepayment pursuant
                                                 to this clause (d), no further
                                                 proceeds of any subsequent
                                                 share placement need be so
                                                 applied.

Application of Prepayments:               All prepayments will be applied
                                          against installments in order of
                                          maturity.

Repayment:                                Subject to semi-annual amortisation
                                          payments based on the following
                                          schedule:


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                                          Repayment Date Amount (US$)

                                                 30/9/98 20,000,000

                                                 31/3/99  5,000,000

                                                 30/9/99 10,000,000

                                                 31/3/00 10,000,000

                                                 30/9/00 10,000,000

                                                 31/3/01 15,000,000
                                                         ----------

                                                    70,000,000

B.    OTHER TERMS OF THE FACILITY

Guarantors:                               If the Borrower is not ASK asa, then
                                          ASK asa shall be a guarantor. In
                                          addition, all other members of the
                                          Group from time to time, other than
                                          non-material subsidiaries and other
                                          than the Borrower (if not ASK asa),
                                          shall be guarantors. It is understood
                                          that there may be legal limitations on
                                          the enforceability of certain of the
                                          guarantees, particularly "upstream"
                                          guarantees.

Security Agent:                           Bankers Trust Company.

Security:                                 Usual security for this type of
                                          transaction including, without
                                          limitation: (i) negative pledge in
                                          respect of the assets of the Group,
                                          subject to agreed exceptions; and (ii)
                                          pledge of shares of the Target and
                                          other material subsidiaries of ASK
                                          asa, subject, in the case of


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                                          the shares of the Target, to the
                                          margin regulations of the Board of
                                          Governors of the Federal Reserve
                                          System.

Conditions Precedent:                     Usual for this type of financing and
                                          to include, but not limited to: (i)
                                          definitive documentation in a form
                                          satisfactory to the Agent and the
                                          Arranger (including security
                                          documents); (ii) upon the expiration
                                          of the Offer, a majority of the Shares
                                          having been validly tendered and not
                                          subsequently withdrawn and all other
                                          conditions to the Offer having been
                                          satisfied (or waived with the consent
                                          of the Arranger); (iii) all necessary
                                          regulatory, governmental and corporate
                                          consents having been obtained; (iv)
                                          there having occurred no breach of
                                          representations and warranties and no
                                          event of default or potential event of
                                          default; (v) there having occurred no
                                          material adverse change in the
                                          business of the Target or the Group as
                                          a whole between the time of the
                                          commencement of the Offer and the
                                          consummation of the Transaction; (vi)
                                          evidence that as of the consummation
                                          of the Offer, ASK asa will be able to
                                          effectuate the Merger as a matter of
                                          legal right; and (vii) confirmation
                                          from the Target that, as of the
                                          signing of the Merger Agreement, the
                                          Target had cash balances and
                                          marketable securities of at least
                                          $20,000,000.


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Representations and
  Warranties:                             Usual for this type of transaction and
                                          to include, but not limited to: (i)
                                          due incorporation of each member of
                                          the Group and authority to, inter
                                          alia, perform its obligations under
                                          the transaction documents and to
                                          provide guarantees and security (where
                                          applicable), subject to legal
                                          limitations on enforceability of
                                          "upstream" guarantees; (ii) compliance
                                          with corporate formalities,
                                          non-conflict with agreements, laws and
                                          other obligations; (iii) no material
                                          litigation; (iv) no material adverse
                                          change; (v) no winding-up or
                                          insolvency proceedings; (vi) no
                                          defaults, events of defaults or
                                          potential events of default; (vii)
                                          assets to be acquired will be
                                          beneficially owned by ASK asa and
                                          consents and filings for business
                                          operations having been obtained;
                                          (viii) accuracy and basis of
                                          preparation of accounts to be
                                          delivered; (ix) accuracy and basis of
                                          relevant reports to be delivered; (x)
                                          rights to all material intellectual
                                          property; and (xi) no material
                                          environmental liabilities.

Negative Undertakings:                    All negative covenants of the Merger
                                          Agreement will be incorporated by
                                          reference, in addition to other
                                          negative undertakings usual for this
                                          type of transaction, including,
                                          without limitation, limitation on
                                          asset sales, acquisitions,
                                          transactions with affiliates, liens
                                          and restricted payments. In addition,
                                          there will


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                                          be a limitation of additional
                                          financial indebtedness of the ASK
                                          Group of $5,000,000 until Total Debt
                                          is reduced to $45,000,000.

Affirmative
   Undertakings:                          All affirmative covenants of the
                                          Merger Agreement will be incorporated
                                          by reference, in addition to other
                                          affirmative covenants for this type of
                                          transaction.

Financial Covenants:                      ASK asa will make the following
                                          financial covenants from and after the
                                          end of each accounting quarter set
                                          forth below, such covenants to be
                                          measured: (i) in accordance with US
                                          GAAP, (ii) on a twelve month rolling
                                          basis (or since the initial drawdown
                                          date, if less than twelve months), and
                                          (iii) on a consolidated basis for the
                                          Group:

                                          (a)    Minimum Interest Coverage Ratio
                                                 (measured from and after the
                                                 end of the third quarter of
                                                 1998): 3.5 : 1

                                          (b)    Leverage Ratio (measured from
                                                 and after the end of the third
                                                 quarter of 1998): 2.4 : 1

                                          (c)    Cashflow Test: Minimum Cashflow
                                                 (measured from and after the
                                                 end of the third quarter of
                                                 1998: Greater than 0.


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                                          (d)    Maximum Capital Expenditure
                                                 (measured from and after the
                                                 end of the third quarter of
                                                 1998): $4,000,000 per annum,
                                                 provided that this test shall
                                                 not apply if Total Debt is less
                                                 than or equal to $45,000,000.

                                          Certain Definitions:
                                          The following definitions, as provided
                                          in summary form only here, apply to
                                          the financial covenants set forth
                                          above: (i) Interest Coverage Ratio:
                                          the ratio of EBIT to Net Interest;
                                          (ii) EBIT: net income, plus interest
                                          on Total Debt and taxes; (iii) Total
                                          Debt: the aggregate of all moneys
                                          borrowed and other sums in the nature
                                          of financial indebtedness, including
                                          contingent obligations such as
                                          guarantees of other financial
                                          indebtedness; (iv) Net Interest:
                                          interest on Total Debt, less interest
                                          earned; (v) Leverage Ratio: the ratio
                                          of Total Debt to EBITDA; (vi) EBITDA:
                                          net income, plus interest on Total
                                          Debt, taxes, depreciation,
                                          amortisation and other non-cash
                                          charges to income; (vii) Cashflow:
                                          EBITDA, plus/minus changes in working
                                          capital, plus the net proceeds from
                                          any equity offering by ASK asa, less
                                          capital expenditure, taxes, dividends,
                                          debt service and prepayments of
                                          principal indebtedness; (viii) Capital
                                          Expenditure: expenditures


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                                          treated as tangible fixed assets in
                                          accordance with US GAAP.

Reporting
   Requirements:                          Usual for this type of transaction,
                                          including quarterly unaudited
                                          financial reports and annual audited
                                          financial reports.

Events of Default:                        Usual for this type of transaction,
                                          including payment default, breach of
                                          other obligations, misrepresentation,
                                          insolvency, invalidity/unlawfulness,
                                          cross default, auditors qualification,
                                          material adverse effect, etc.

C.    OTHER PROVISIONS

Illegality/Increased Costs/
Capital Adequacy/
Gross-Up for Taxes:                       Usual for this type of senior
                                          facilities, including withholding tax
                                          gross-up, breakage costs, compensation
                                          for increased costs and compliance
                                          with capital adequacy requirements,
                                          illegality, market disruption, etc.

Costs and Expenses:                       All costs and out of pocket expenses
                                          (including reasonable legal fees)
                                          incurred by the Agent/Arranger
                                          relating to the Transaction to be
                                          payable by the Borrower.

Assignments/Transfers:                    Senior Banks free to assign/transfer
                                          rights and obligations under, or grant
                                          participations in the Facility.


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Syndication
   Memorandum:                            The Borrower will agree to assist the
                                          Senior Banks in syndication generally
                                          and in preparing an information
                                          memorandum.

Law:                                      English.

Jurisdiction:                             Courts of England.

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